UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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National Technical Systems Inc.

(Name of Registrant as Specified in its Charter)

Dr. Jack Lin
Luis A. Hernandez
Sidney Meltzner
CAS Foundation

(Name of Person(s) Filing Consent Statement, if Other Than the Registrant)

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For Immediate Release:
April 14, 2011

FOR FURTHER INFORMATION CONTACT:
Thomas J. Murphy
Murphy & Associates Capital, LLC
(818) 707-8322

CERTAIN SHAREHOLDERS CLAIM NATIONAL TECHNICAL SYSTEMS, INC. ATTEMPTS TO STIFLE SHAREHOLDER PROPOSALS AT THE 2011 ANNUAL MEETING

As previously announced on April 6th, 2011, Luis Hernandez, Sidney Meltzner, CAS Foundation and Dr. Jack Lin (together, the "Nominating Shareholders"), who together hold over 22% of NTS’ outstanding shares, filed a Schedule 13D and issued a press release disclosing that they had notified the Company of their intention to put forth three nominees as class III directors and to propose an amendment to the Company’s bylaws to fix the number of directors at nine for consideration by the shareholders of NTS at the 2011 Annual Meeting of Shareholders. These nominees are aligned with the Nominating Shareholders in desiring to explore strategic alternatives for NTS, including a sale to maximize shareholder value.

On April 12, 2011, NTS responded to this notice in a letter alleging a series of technical deficiencies to the validity of the April 6th notice from the Nominating Shareholders with a threat that unless remedied within 24 hours the nominations and proposals would be disallowed.  The Nominating Shareholders delivered a response to NTS on April 13, 2011, within the 24 hour deadline specified by the Company, addressing the so-called issues raised by outside counsel for NTS, and are confident that NTS has received all of the information required for the purpose of an effective notice under California and federal law to allow the Nominating Shareholders to put for their  nominees and proposals at the 2011 Annual Meeting.

The Nominating Shareholders are concerned that the Company is wasting money with expensive outside counsel in an attempt to erect technical obstacles to shareholders who desire to offer proposals for shareholder action at the 2011 Annual Meeting.

In addition to their own experience, the Nominating Shareholders have been made aware that, after a five month delay, the Company attempted to disallow a proposal from another shareholder that would have required the Board to immediately hire an investment banking firm to initiate a search for a buyer in order to maximize shareholder value.

In attempting to justify its plan to prevent the shareholders from voting on this proposal, in a letter to the SEC on March 2, 2011, the Company’s outside counsel stated that the proposal was not a proper subject for action by shareholders “...as its mandate interferes with the authority and discretion granted to the board”... under California law.  The SEC responded to the Company on March 29, 2011, by observing that “[i]t appears that this defect could be cured...if the proposal were recast as a recommendation or request to the board of directors.”

The Nominating Shareholders are appalled that the Company would attempt to stifle a shareholder vote because the proposal was phrased as a “mandate” rather than a “request” and believe other shareholders share their disapproval of this arrogant attitude towards shareholders.

The Nominating Shareholders believe that a change of board members is essential to focus the Board on their duty to maximize shareholder value, and to remind the current Board of Directors that the shareholders are owners who should be encouraged to communicate their views to the Board, not stymied or stifled by hyper-technical obstacles.

Information regarding the stock ownership of Dr. Lin, Messrs. Hernandez and Meltzner and the CAS Foundation (“Nominating Shareholders”) is set forth in Ownership Reports on file with the SEC.  Additional information about the parties issuing this press release can be obtained in a Schedule 13D/A filed with the SEC by the Nominating Shareholders, and information about their director nominees can be obtained in a proxy statement to be filed with the SEC in connection with the 2011 annual meeting of shareholders.  The proxy statement will contain important information that should be read carefully and considered before any decision is made with respect to voting for directors of NTS. These materials (and all other materials filed by the Company with the SEC) are or will be available at no charge from the SEC through its website at www.sec.gov.